Exhibit 10.1

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of December 11, 2014 (the “Effective Date”), by and between Jeffery R. Gardner (“Executive”) and Windstream Holdings, Inc. (the “Company”). The Company and Executive are sometimes collectively referred to herein as the Parties and individually as a Party.

WHEREAS, Executive and the Company have mutually agreed on the transition of Executive’s responsibilities as President and Chief Executive Officer of the Company and on Executive’s separation of employment from the Company on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1.    Resignation and Separation.

(a)    Resignation. Effective as of the Effective Date, Executive hereby resigns from (i) his position as President and Chief Executive Officer of the Company, (ii) any and all officer positions and directorships Executive may hold with the Company’s affiliates, except as provided in Section 1(b), and (iii) all positions Executive may hold with any other entities for which the Company or its affiliates have requested Executive to perform services. As used in this Agreement, the term “affiliate” shall mean any entity controlled by, controlling, or under common control with, the Company.

(b)    Separation. Executive shall continue to serve as (i) a full-time employee of the Company, in the position of Senior Advisor to the Chief Executive Officer of the Company, and (ii) a member of the Board of Directors of the Company (the “Board”) and Windstream Corporation (“Windstream”) from the Effective Date through February 1, 2015 (the “Separation Date”) at his base salary and benefit levels in effect as of the Effective Date, and shall conscientiously and in good faith make efforts to facilitate the successful transition of the individual who succeeds him and perform such other duties as may from time-to-time be specified by the Chief Executive Officer of the Company or the Board. Effective as of the Separation Date, Executive’s employment with the Company and its affiliates shall terminate and Executive shall resign as a member of the Board and the Board of Directors of Windstream. Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned on the Separation Date, regardless of when or whether he executes any such documentation. Notwithstanding the foregoing, in no event shall Executive be eligible to participate in the Company’s annual or long-term incentive programs for 2015 or to receive additional compensation for his services as a member of the Board.

2.     Accrued Benefits. The Company will pay or provide to Executive the following payments and benefits:

(a)    Salary and Vacation Pay. On February 13, 2015, or such earlier date as required by law, the Company will issue to Executive his final paycheck, reflecting (i) his earned but unpaid base salary through the Separation Date, and (ii) his accrued but unused vacation pay through the Separation Date.

(b)    Expense Reimbursements. Within 30 calendar days following the Separation Date, the Company will reimburse Executive for any reasonable unreimbursed business expenses actually and properly incurred by Executive in connection with carrying out his duties with the Company through the Separation Date in accordance with applicable Company business expense reimbursement policies, which expenses must be submitted by Executive to the Company with supporting receipts and/or documentation no later than 10 calendar days after the Separation Date.

(c)    2014 Short-Term Incentive. The Company will pay to Executive the amount of any short-term incentive that has been earned by Executive for the 2014 fiscal year, but has not yet been paid to Executive as of the Separation Date, at the same time and to the same extent that 2014 short-term incentives, if any, are paid to the senior executives of the Company under the Performance Incentive Compensation Plan. The short-term incentive, if earned, shall be paid to Executive in the same form of consideration as paid to the senior executives of the Company, which may be in the form of cash or shares of Company stock delivered under a stockholder-approved equity plan, as determined by the Company in its sole discretion.

(d)    Other Benefits. All Company-provided benefits shall cease to accrue on the Separation Date, including but not limited to accrual of vacation, sick, and other benefits. The Company shall continue to provide the existing level of health insurance benefits to Executive and his eligible dependents through February 28, 2015, after which Executive may be eligible for continuation of those health insurance benefits at Executive’s expense pursuant to COBRA, and will receive information regarding election of benefit continuation separately. Executive also will be eligible for access to the Company’s retiree medical plan subject to the terms, conditions, and costs of the plan in effect on the Separation Date. Finally, to the extent not theretofore paid or provided, the Company shall pay or provide, or cause to be paid or provided, to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under the Windstream Pension Plan, the Windstream Benefit Restoration Plan, the Windstream 401(k) Plan, and the Windstream 2007 Deferred Compensation Plan, in each case in accordance with the terms and normal procedures of each such plan and based on accrued and vested benefits through the Separation Date. The Company agrees that Executive’s service date commenced on and effective as of April 1, 1985 for all purposes under and with respect to the Company’s welfare and benefit plans and programs. Executive has previously been provided a summary of certain benefits which he is entitled to receive following the Separation Date under the terms of the Windstream Pension Plan and the Windstream Benefit Restoration Plan and the Company covenants that the benefit amounts set forth in the summary for those two plans are accurate as of the date of the summary, based on the assumptions listed therein.

3.    Separation Payment Benefits. In consideration of, and subject to and conditioned upon Executive’s execution and non-revocation of the release attached as Exhibit A to this Agreement (the “Release”) and the effectiveness of such Release as provided in Section 4 of this Agreement, and provided that Executive has fully complied with his obligations set forth in the Release and continues to comply with his obligations pursuant to Sections 1, 5(c) and 6 of this Agreement, the Company will pay or provide to Executive the following payments and benefits, which Executive acknowledges and agrees constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement:

(a)    Separation Payment. The Company will pay to Executive $3 million in a single lump sum within 5 business days after the date the Release becomes effective and irrevocable in accordance with its terms.

(b)    Equity Awards. Executive shall vest in 250,000 performance-based restricted stock units allocated to the 2014 performance period (along with accrued dividend equivalents on such vested units), which units shall be payable to Executive in shares of the Company’s common stock within 5 business days after the date the Release becomes effective and irrevocable in accordance with its terms. Any remaining unvested performance-based restricted stock units (and related dividend equivalents) and any other outstanding and unvested equity awards held by Executive that do not vest in accordance with this Section 3(b) shall be forfeited effective as of the Effective Date.

4.     Release of Claims. Executive agrees that, as a condition to Executive’s right to receive the payments set forth in Section 3, within 21 calendar days following the Separation Date (the “Release Period”), Executive shall execute and deliver the Release to the Company. If Executive fails to execute and deliver the Release to the Company, or if the Release is revoked by Executive or otherwise does not become effective and irrevocable in accordance with its terms, then Executive will not be entitled to any payment under Section 3 of this Agreement.

5.    Effect on Other Arrangements.

(a)    In General. Executive acknowledges that the payments and arrangements contained in this Agreement will constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and its affiliates and the cessation thereof.

(b)    Employment Agreement and Change-in-Control Agreement. Executive and the Company agree that, as of the Effective Date, this Agreement supersedes and replaces the separation payment terms under any plan, program, policy or practice or contract or agreement of the Company and its affiliates and that neither the Company and its affiliates nor the Executive have any further obligations under any plan, program, policy or practice or contract or agreement, other than, in each case, as otherwise specifically contemplated by this Agreement. Without limiting the preceding sentence, and except as otherwise provided in Section 5(c) hereof, the Company and Executive specifically agree and acknowledge that, as of the Effective Date, this Agreement supersedes and replaces the Amended and Restated Employment Agreement between Windstream and Executive dated as of January 1, 2008, as amended on December 21, 2009, and as assumed by the Company (the “Employment Agreement”), including the separation payment terms thereof, and the Change-in-Control

Agreement between Windstream and Executive, dated as of January 1, 2013, and as assumed by the Company (the “Change-in-Control Agreement”), and that, subject to Section 5(c) hereof, neither the Company and its affiliates nor the Executive have any further obligations under the Employment Agreement and under the Change-in-Control Agreement.

(c)    Continuation of Restrictive Covenants and Dispute Resolution. Notwithstanding Section 5(b) hereof, (i) in consideration of the Company’s promises under Section 3 of this Agreement, Executive acknowledges and agrees that he remains obligated to comply with the provisions of Section 8 (Protective Covenants by the Executive) of the Employment Agreement and (ii) each Party agrees that the provisions of Sections 10 and 11.2 of the Employment Agreement shall apply with respect to any dispute under this Agreement or the Employment Agreement, and in each case such provisions shall continue to apply, in accordance with their terms, on and after the Effective Date, notwithstanding the cessation of Executive’s employment or the termination of the Employment Agreement and the Change-in-Control Agreement as provided in Section 3(b) above.

(d)    Aircraft Time-Sharing Agreements. Executive agrees and acknowledges that each of the Aircraft Time Sharing Agreements between the Parties dated as of June 1, 2012, shall terminate effective immediately upon the Effective Date, without further action by the Parties, and shall be of no further force or effect as of the Effective Date.

6.    Additional Covenants and Representations.

(a)    Representations. Executive acknowledges and represents that, as an employee of the Company and its affiliates, he has been obligated to, and has been given the full and unfettered opportunity to, report timely to the Company any conduct that would give rise to an allegation that the Company or any affiliate has violated any laws applicable to its businesses or has engaged in conduct which could otherwise be construed as inappropriate or unethical in any way, even if such conduct is not, or does not appear to be, a violation of any law. Executive acknowledges that a condition to the payment of the amounts under Section 3 of this Agreement is his truthful and complete representation to the Company regarding any such conduct, including but not limited to conduct regarding compliance with the Company’s ethics policies and procedures, and with all laws and standards governing the Company’s businesses. Executive’s truthful and complete representation, based on his thorough search of his knowledge and memory, is as follows: Executive has not been directly or indirectly involved in any such conduct; no one has asked or directed him to participate in any such conduct; and Executive has no specific knowledge of any conduct by any other person(s) that would give rise to an allegation that the Company or any affiliate has violated any laws applicable to its businesses or has engaged in conduct which could otherwise be construed as inappropriate or unethical in any way.

(b)    Clawback Policy. Executive acknowledges that he shall remain subject to the provisions of the Company’s Policy Regarding Repayment or Forfeiture of Certain Compensation (the “Policy”), as in effect on the Effective Date, which Policy shall continue to apply, in accordance with its terms, on and after the Separation Date, notwithstanding the cessation of Executive’s employment. The Parties acknowledge that, on and after the Effective Date, the Company may not amend or modify the Policy in a manner that adversely affects

Executive, unless the Company determines in good faith that such amendment or modification is required in order to comply with applicable laws or exchange listing requirements.
(c)    Director and Officer Insurance and Indemnification. The Company hereby agrees that Executive will continue to be entitled to rights to indemnification under Windstream’s Certificate of Incorporation and Bylaws as in effect on the Separation Date and that certain Indemnification Agreement with the Company and Windstream Corporation dated as of February 12, 2014. The Company hereby covenants and agrees that the Company shall maintain in full force and effect directors and officers liability insurance from established and reputable insurers for a period of no less than six (6) years following the Separation Date which shall provide Executive with coverage to the same extent that such coverage is then maintained for officers or directors of the Company in active service.
(d)    Press Release and Other Statements. The form of the press release to be used to announce the transition of Executive’s responsibilities as President and Chief Executive Officer of the Company on Executive’s separation of employment from the Company is set forth on Exhibit B to this Agreement. Neither Executive nor the Company or its affiliates shall make any public statement regarding Executive’s termination of employment that is materially inconsistent with such press release. The Company and its affiliates shall not at any time disseminate any information or make any statements, whether written, oral or otherwise, that are negative, disparaging or critical of Executive or his service to the Company or its affiliates or their predecessors, or that place Executive in a bad light, other than any such statement or information that is made or disseminated by the Company or its affiliates in a good faith belief as to their truth or accuracy and either is required by law or is reasonably necessary to the enforcement by the Company or its affiliates of this Agreement or the Release.
(e)    Certain Services. The Company shall, at its sole expense as incurred, provide Executive with outplacement services from a recognized outplacement service provider, the scope of which shall be selected by Executive in his sole discretion, provided that (i) the cost to the Company shall not exceed $50,000 and (ii) in no event shall the period during which the outplacement service expenses are incurred or the period during which the expenses are paid, extend beyond the end of the second calendar year that begins after the Separation Date.
7.    Miscellaneous.

(a)    Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered so as to be in compliance therewith. If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company will, after consulting with Executive, reform such provision in a manner that is economically neutral to the Company to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A.

(b)    Withholding. The Company or its affiliates, as applicable, may withhold from any amounts payable or benefits provided under this Agreement such federal, state, local, foreign or other taxes as will be required to be withheld pursuant to any applicable law or regulation. Notwithstanding the foregoing, Executive will be solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on Executive in connection with this Agreement (including any taxes, interest and penalties under Section 409A), and neither the Company nor its affiliates will have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes, interest or penalties.

(c)    Severability. In construing this Agreement, if any portion of this Agreement will be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement will be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

(d)    Successors. This Agreement is personal to Executive and without the prior written consent of the Company will not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Executive’s surviving spouse, heirs and legal representatives. This Agreement will inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns.

(e)    Final and Entire Agreement; Amendment. This Agreement, together with the Release, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the subject matter hereof. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement. Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the Parties, and stating the intent of the Parties to amend this Agreement.

(f)    Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas, without reference to conflict of laws principles.

(g)    Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

Windstream Holdings, Inc.
4001 Rodney Parham Road
Little Rock, Arkansas 72212
Attention: General Counsel

To Executive: at Executive’s most recent address on the records of the Company

(h)    Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original, but all of which taken together will constitute one original instrument.

(Signatures are on the following page)

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement as of the date first above written.

WINDSTREAM HOLDINGS, INC.

By:
John P. Fletcher, Executive Vice President, Secretary & General Counsel

EXECUTIVE

Jeffery R. Gardner

WAIVER AND RELEASE AGREEMENT
THIS WAIVER AND RELEASE AGREEMENT (this “Waiver and Release”) is entered into by and between Jeffery R. Gardner (“Executive”) and Windstream Holdings, Inc. (the “Company”) (collectively, the “Parties”).
WHEREAS, the Parties entered into an Agreement dated December 11, 2014 (the “Agreement”);
WHEREAS, Executive is required to sign this Waiver and Release in order to receive the payment of the benefits under Section 3 of the Agreement (the “Separation Payment Benefits”) following his resignation; and
WHEREAS, the Company has agreed to sign this Waiver and Release.
NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.
In consideration of the Separation Payment Benefits which Executive acknowledges are in addition to payments and benefits to which Executive would be entitled but for the Agreement (except as otherwise provided in the Agreement), Executive, on behalf of himself, his heirs, representatives, agents and assigns by dower or otherwise hereby COVENANTS NOT TO SUE OR OTHERWISE VOLUNTARILY PARTICIPATE IN ANY LAWSUIT AGAINST, FULLY RELEASES, INDEMNIFIES, HOLDS HARMLESS and OTHERWISE FOREVER DISCHARGES (i) the Company, (ii) any companies controlled by, controlling or under common control with the Company, and any predecessors, successors or assigns to the foregoing (together with the Company, the (“Windstream Group”) (iii) the Windstream Group’s compensation, benefit, incentive (including, but not limited to, individual incentive, project incentive, annual incentive, long-term incentive and annual bonus), pension, welfare and other plans and arrangements, and any predecessor or successor to any such plans and arrangements (including the sponsors, administrators and fiduciaries of any such plan and/or arrangements), and (iv) any of the Windstream Group’s current or former officers, directors, agents, executives, employees, attorneys, insurers, shareholders, predecessors, successors or assigns (collectively (i) - (iv) the “Released Parties”) from any and all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, which Executive now has or may have had whether or not based on or arising out of Executive’s employment relationship with the Windstream Group or the cessation of that employment relationship through the date of execution of this Waiver and Release, other than workers’ compensation claims filed prior to the date of execution of this Waiver and Release. Executive acknowledges and understands that in the event Executive files a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), or a similar state, local or federal agency, the Occupational Safety and Health Administration (“OSHA”), or the Secretary of Labor, Executive shall be entitled to no relief, reinstatement, remuneration, damages, back pay, front pay, or compensation whatsoever from the Released Parties as a result of such charge or complaint. Executive understands and agrees that he is waiving and releasing any and all actions and causes of action, suits, debts, claims, complaints and demands of any kind whatsoever, in law or in equity, including, but not limited to, the following:

a.
Those arising under any federal, state or local statute, ordinance or common law governing or relating to the Parties’ employment relationship including, but not limited to, (i) any claims on account of, arising out of or in any way connected with Executive’s hiring by the Windstream Group, employment with the Windstream Group or the cessation of that employment; (ii) any claims alleged or which could have been alleged in any charge or complaint against the Released Parties, including, but not limited to, those with the EEOC, or any analogous state agency, OSHA and the Secretary of Labor; (iii) any claims relating to the conduct, including action or inaction, of any executive, employee, officer, director, agent or other representative of the Release Parties; (iv) any claims of discrimination, harassment or retaliation on any basis; (v) any claims arising from any legal restrictions on an employer’s right to separate its employees; (vi) any claims for personal injury, compensatory or punitive damages, front pay, back pay, liquidated damages, treble damages, legal and/or attorneys’ fees, expenses and litigation costs or other forms of relief; (vii) any claims for compensation and benefits; (viii) any cause of action or claim that could have been asserted in any litigation or other dispute resolution process, regardless of forum (judicial, arbitral or other), against any employee, officer, director, agent or other representative of the Released Parties; (ix) any claim for, or right to, arbitration, and any claim alleged or which could have been alleged in any charge, complaint or request for arbitration against the Released Parties; (x) any claim on account of, arising out of or in any way connected with any employment or change-in-control agreement between Executive and the Released Parties, including but not limited to stock options, restricted shares, performance-based restricted stock units, bonuses, incentive payments, commissions, and/or continued salary payments; (xi) any claim on account of, arising out of or in any way connected with the alleged termination of Executive’s employment without “cause” or for “good reason”; (xii) any claim on account of, arising out of or in any way connected with medical, dental, life insurance or other welfare benefit plan coverage; and (xiii) all other causes of action sounding in contract, tort or other common law basis, including, but not limited to: (a) the breach of any alleged oral or written contract; (b) negligent or intentional misrepresentations; (c) wrongful discharge; (d) just cause dismissal; (e) defamation; (f) interference with contract or business relationship; (g) negligent or intentional infliction of emotional distress; (h) promissory estoppel; (i) claims in equity or public policy; (j) assault; (k) battery; (l) breach of employee handbooks, manuals or other policies; (m) breach of fiduciary duty; (n) false imprisonment; (o) fraud; (p) invasion of privacy; (q) whistleblower claims; (r) negligence, negligent hiring, retention or supervision; and (s) constructive discharge; and

b.
Those arising under any law relating to sex, age, race, color, religion, handicap or disability, harassment, veteran status, sexual orientation, retaliation, or national origin discrimination including, without limitation, any rights or claims arising under Title VII of the Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. §§ 1981 and 2000(e), et seq.; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621, et seq., as amended by the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12,101, et seq.; Sections 806 and 1107 of the Sarbanes-Oxley Act of 2002; the Fair Labor Standards Act of 1938, 29 U.S.C. §§ 201, et seq.; the National Labor Relations Act, 29 U.S.C. §§ 151, et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq.; and any other state or local law; and

c.	Those arising out of the Employee Retirement Income Security Act of 1974, as amended; and

d.	Those arising out of the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; and

e.	Those arising under the civil rights, labor and employment laws of any state, municipality or local ordinance; and

f.
Any claim for reinstatement, compensatory damages, back pay, front pay, interest, punitive damages, special damages, legal and/or attorneys’ fees, expenses and litigation costs including expert fees; and

g.	Any claims under or arising out any of the Aircraft Time Sharing Agreements between the Parties dated as of June 1, 2012; and

h.	Any other federal, state or local law that affords employees or individuals protection of any kind whatsoever.

3.
The Parties acknowledge that it is their mutual and specific intent that this Waiver and Release fully complies with the requirements of the Older Workers Benefit Protection Act (29 U.S.C. § 626) and any similar law governing the release of claims. Accordingly, Executive hereby acknowledges that:

a.
Executive was advised of his right to consult with an attorney prior to executing this Waiver and Release and acknowledges being given the advice to do so. Executive represents that Executive has read and fully understands all of the provisions of this Waiver and Release. Executive represents that Executive is voluntarily signing this Waiver and Release.

b.	Executive has been offered at least twenty-one (21) days in which to review and consider this Waiver and Release.

c.	Executive waives any right to assert any claim or demand for reemployment with the Released Parties.

4.
Executive has a period of seven (7) calendar days following the execution of this Waiver and Release during which Executive may revoke this Waiver and Release by delivering written notice to the Company at the following address:

Mr. John P. Fletcher
Windstream Holdings, Inc.
4001 Rodney Parham Road
Little Rock, Arkansas 72212

Executive understands that if he revokes this Waiver and Release, it will be null and void in its entirety, and Executive shall not be entitled to any Separation Payment Benefits. This Waiver and Release is effective on the 8th day following the end of the revocation period described in this Paragraph 4, provided Executive has signed and not revoked this Waiver and Release (the “Effective Date”).

5.	Notwithstanding anything herein to the contrary, the sole matters to which the Waiver and Release do not apply are:

a.
Executive’s rights of indemnification and directors and officers liability insurance coverage, if any, to which he was entitled immediately prior to the Effective Date of this Waiver and Release with regard to his service as an officer or director of any member of the Windstream Group;

b.	Executive’s rights under the Indemnification Agreement with the Company and Windstream Corporation dated as of February 12, 2014;

c.
Executive’s rights to accrued and vested benefits under any employee retirement or benefit plan, policy or arrangement (whether tax-qualified or not) maintained by the Windstream Group, including the Windstream Pension Plan, the Windstream Benefit Restoration Plan, the Windstream 401(k) Plan, and the Windstream 2007 Deferred Compensation Plan, or under the Consolidated Omnibus Budget Reconciliation Act of 1985 or the Company’s retiree medical program; and

d.	Executive’s rights under the Agreement, which is intended to survive cessation of employment.

6.
In the event that Executive breaches or threatens to breach any provision of this Waiver and Release, he agrees that the Released Parties shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief. Executive hereby waives any claim that the Released Parties have an adequate remedy at law. In addition, and to the extent not prohibited by law, Executive agrees that the Released Parties shall be entitled to an award of all costs and attorneys’ fees incurred by the Released Parties in any successful effort to enforce the terms of this Waiver and Release. Executive agrees that the foregoing relief shall not be construed to limit or otherwise restrict the Released Parties ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages. Moreover, if Executive pursues any claims against the Released Parties subject to the foregoing Waiver and Release, Executive agrees to immediately reimburse the Company for the value of all Separation Payment Benefits received to the fullest extent permitted by law.

7.
The Parties acknowledge that this Waiver and Release is entered into solely for the purpose of ending their employment relationship on an amicable basis and shall not be construed as an admission of liability or wrongdoing by either Party and that both the Windstream Group and Executive have expressly denied any such liability or wrongdoing. Executive agrees that he is not eligible for re-employment by Windstream Group under any circumstances, and in any event Executive agrees he shall not apply for reemployment with the Windstream Group.

8.
Each of the promises and obligations contained in this Waiver and Release shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, assigns and successors in interest of each of the Parties.

9.
The Parties agree that each and every paragraph, sentence, clause, term and provision of this Waiver and Release is severable and that, if any portion of this Waiver and Release should be deemed not enforceable for any reason, such portion shall be stricken and the remaining portion or portions thereof should continue to be enforced to the fullest extent permitted by applicable law.

10.	This Waiver and Release shall be interpreted, enforced and governed under the laws of the State of Arkansas, without regard to any applicable state’s choice of law provisions.

11.
Executive represents and acknowledges that in signing this Waiver and Release he does not rely, and has not relied, upon any representation or statement made by the Windstream Group or by any of the Released Parties with regard to the subject matter, basis or effect of this Waiver and Release other than those specifically contained herein.

12.
This Waiver and Release represents the entire agreement between the Parties concerning the subject matter hereof, shall supersede any and all prior agreements which may otherwise exist between them concerning the subject matter hereof (specifically excluding, however, the post-termination obligations contained in the Agreement), and shall not be altered, amended, modified or otherwise changed except by a writing executed by both Parties.

PLEASE READ CAREFULLY. WITH RESPECT TO EXECUTIVE, THIS WAIVER AND RELEASE INCLUDES A COMPLETE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

(Signatures are on the following page)

IN WITNESS WHEREOF, the Parties have themselves signed, or caused a duly authorized agent thereof to sign, this Waiver and Release on their behalf and thereby acknowledge their intent to be bound by its terms and conditions.

JEFFREY R. GARDNER	WINDSTREAM HOLDINGS, INC.

Signed:	By:
Print Name:		John P. Fletcher, Executive Vice President, Secretary & General Counsel
Date:

Exhibit B

(Press Release)

Windstream Appoints Tony Thomas as Chief Executive Officer
Jeff Gardner resigns as President and CEO
Company remains committed to REIT spinoff

Release date: Dec. 11, 2014

LITTLE ROCK, Ark. - Windstream Holdings, Inc. (Nasdaq: WIN) today announced that Tony Thomas has been appointed president and chief executive officer and a director of Windstream, effective immediately. Thomas succeeds Jeff Gardner, the company’s current president and CEO, who will stay on as senior adviser to the CEO and as a member of the Board of Directors through Feb. 1, 2015, to ensure an orderly transition. Thomas has principally served as Windstream’s chief financial officer over the past eight years and most recently as the company’s president of real estate investment trust (REIT) operations.

“I am proud to have led Windstream from its creation in 2006. It has been a privilege to work with our Board, leadership team and talented associates across the organization,” said Jeff Gardner. “The Board and I agree that a change in perspective is needed in order to accelerate the pace of change within the company and to more effectively respond to the rapidly evolving needs of our customers. The Board’s confidence in Tony is well placed. His leadership and strong financial acumen will benefit investors and customers as he leads Windstream in the future.”

Jeff Hinson, Chairman of the Windstream Board of Directors, said: “On behalf of the Board, I thank Jeff for his contributions to the company over the past decade. He led the company’s successful spinoff from Alltel Corp. and its transformation from a rural wireline telephone business to a FORTUNE 500 company and nationwide provider of advanced network communications and technology solutions. He also has served as a leading advocate for the telecom industry. Tony Thomas’ telecom experience and in-depth knowledge of Windstream give the Board confidence that he is the right executive to lead the company, position the enterprise and consumer businesses for long-term success and drive revenue growth.”

“I am honored by this appointment and by the Board’s confidence,” said Tony Thomas. “It has been a privilege to work with Jeff Gardner throughout my career. I also remain intently focused on executing the REIT spinoff, which will enable Windstream to accelerate network investments, provide enhanced services to customers and maximize shareholder value.”

Windstream Director Francis X. “Skip” Frantz will lead the process to select a new president and CEO of the REIT. As previously announced, Frantz will serve as chairman of the REIT’s Board. He will leave the Windstream Board upon close of the transaction, which is anticipated to occur in the first half of 2015.

About Tony Thomas

Tony Thomas, 43, has more than 20 years experience in the communications industry. He was instrumental in the development of Windstream’s REIT spinoff and has served as president of real estate investment trust operations at Windstream since October 2014.

Thomas served as the chief financial officer for Windstream from August 2009 through September 2014. During his five-year tenure as CFO, Thomas played an integral role in Windstream's expansion by completing seven acquisitions totaling more than $5.6 billion in transaction value. In addition, Thomas has deep capital market expertise, having led almost $10 billion in debt transactions.

Thomas joined Windstream as controller following the spinoff from Alltel Corp. He held a variety of financial and operational leadership roles at Alltel after joining the company when it merged with 360 Communications in 1998. Before entering the communications industry, he was a senior auditor with Ernst & Young in the telecom practice. He holds a master’s degree in business administration from Wake Forest University and a bachelor's degree in accountancy from the University of Illinois.

About Windstream

Windstream, a FORTUNE 500 and S&P 500 company, is a leading provider of advanced network communications and technology solutions, including cloud computing and managed services, to businesses nationwide. The company also offers broadband, phone and digital TV services to consumers primarily in rural areas. For more information, visit the company’s online newsroom at news.windstream.com or follow on Twitter at @WindstreamNews.

Windstream claims the protection of the safe-harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. Forward-looking statements specific to the proposed spinoff and formation of the REIT, include, but are not limited to, statements regarding the completion of the transaction, the expected closing date of the transaction and the expected benefits of the transaction. Such statements are based on estimates, projections, beliefs and assumptions that Windstream believes are reasonable but are not guarantees of future events and results. Actual future events and results may differ materially from those expressed in the forward-

looking statements as a result of a number of important factors. Factors that could cause actual results to differ materially from those contemplated in the company’s forward-looking statements include, among others:

•	the anticipated timing of the closing of the pending transaction and proposed spinoff;

•	the expected tax treatment of the pending transaction and proposed spinoff;

•	the ability of each of Windstream (post-spin) and the new REIT company to conduct and expand their respective businesses following the proposed spinoff; and

•	the ability to receive, or delays in obtaining, the regulatory approvals required to complete the proposed spinoff.

In addition to these factors, actual future performance, outcomes and results may differ materially because of more general factors including, among others, general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes.

Windstream undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause Windstream’s actual results to differ materially from those contemplated in the forward-looking statements should be considered in connection with information regarding risks and uncertainties that may affect Windstream’s future results included in other filings by Windstream with the Securities and Exchange Commission at www.sec.gov.

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Media Contact:
David Avery, 501-748-5876
david.avery@windstream.com

Investor Contact:
Mary Michaels, 501-748-7578
mary.michaels@windstream.com

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